EXHIBIT 99.1

Allegiance Bancshares, Inc. Reports Solid Third Quarter 2015 Earnings

  Diluted earnings per common share of $0.40 for the third quarter 2015 compared to $0.36 for the second quarter 2015
  Core loans, excluding mortgage warehouse loans and loans held for sale, increased 4.7% for the third quarter 2015 from the second quarter 2015
  Completed successful Initial Public Offering on October 7, 2015

HOUSTON, Oct. 30, 2015 (GLOBE NEWSWIRE) -- Allegiance Bancshares, Inc. (NASDAQ:ABTX), the holding company of Allegiance Bank (collectively, "Allegiance"), reported net income attributable to common stockholders for the quarter ended September 30, 2015 of $4.0 million or $0.40 per diluted common share, compared with $3.6 million or $0.36 per diluted common share for June 30, 2015, an increase in net income attributable to common stockholders of 11.7% and diluted earnings per common share of 11.1%.

"We are extremely proud to have recently completed an initial public offering of 2,990,000 million shares generating net proceeds of approximately $57.2 million. We are delighted with the support we received from investors during the IPO process and with the quality of our new stockholders," said George Martinez, Allegiance's Chairman and Chief Executive Officer.

"We are also pleased to report strong third quarter earnings and continued organic growth. Our super-community banking strategy remains our engine of growth in providing an exceptional customer experience to our owner-operated businesses," concluded Martinez.

Results of operations for the three months ended September 30, 2015

For the three months ended September 30, 2015, net income increased 8.7% to $4.2 million compared to net income of $3.9 million for the three months ended June 30, 2015. Net income attributable to common stockholders for the three months ended September 30, 2015 increased 11.7% to $4.0 million compared to net income attributable to common stockholders of $3.6 million for the linked quarter June 30, 2015. Net income attributable to common stockholders for the three months ended September 30, 2015 increased $2.0 million, or 100.2% compared with the same period in 2014. Diluted earnings per common share increased 42.9% to $0.40 for the three months ended September 30, 2015 from $0.28 for the same period in 2014. Excluding $173 thousand in final dividends paid on our Series A and B preferred stock, redeemed in July 2015, our diluted earnings per common share would have been $0.42 for the third quarter of 2015.

Annualized returns on average assets, average common equity and average tangible common equity for the three months ended September 30, 2015 were 0.85%, 8.27% and 10.77%, respectively. Allegiance's efficiency ratio increased to 65.04% for the three months ended September 30, 2015 compared to 64.90% for the three months ended June 30, 2015 and decreased from 68.65% for the same period in 2014.

Net interest income before provision for loan losses increased 3.4% to $20.4 million for the three months ended September 30, 2015, compared with $19.7 million during the three months ended June 30, 2015, primarily due to a $119.6 million or 7.2% increase in average interest-earning assets. Net interest income before provision for loan losses for the three months ended September 30, 2015 increased $8.3 million, or 68.0%, from $12.1 million for the same period in 2014. This increase was primarily due to a 60.8% increase in average interest-earning assets as a result of the acquisition of F&M Bancshares, Inc. ("F&M") on January 1, 2015, as well as organic growth within Allegiance's loan portfolio. The net interest margin on a tax equivalent basis for the three months ended September 30, 2015 decreased to 4.61% (or 4.44% excluding acquisition accounting adjustments) from 4.79% (or 4.49% excluding acquisition accounting adjustments) for the three months ended June 30, 2015 primarily due to a decrease in acquisition accounting adjustments recorded during the third quarter of 2015 compared to the second quarter 2015. The net interest margin on a tax equivalent basis increased for the third quarter of 2015 compared with 4.35% for the same period in 2014.

On a linked quarter basis, noninterest income increased $254 thousand or 26.8% primarily due to gains on the sale of loans during the third quarter of 2015. Noninterest income increased $596 thousand or 98.5% to $1.2 million for the three months ended September 30, 2015, compared with $605 thousand for the same period in 2014. This increase was primarily due to increased fees and service charges resulting from the additional accounts acquired in the F&M acquisition consummated at the beginning of the first quarter of 2015.

Noninterest expense for the three months ended September 30, 2015 increased $479 thousand or 3.6% compared to the linked quarter primarily due to additional salaries and benefits related to the recent hiring of several key income-producing employees. Noninterest expense increased $5.1 million or 58.8% to $13.9 million for the three months ended September 30, 2015, compared with $8.8 million for the same period in 2014. This increase was primarily due to additional noninterest expenses associated with the acquisition of F&M during the first quarter of 2015.

Financial Condition

Total loans increased $54.8 million or 3.5% to $1.62 billion at September 30, 2015 from $1.56 billion at June 30, 2015 due to strong organic loan growth within Allegiance's loan portfolio. During the third quarter of 2015, core loans, which exclude the mortgage warehouse portfolio and loans held for sale, increased $68.7 million, but were partially offset by a decrease of $15.3 million in the mortgage warehouse portfolio, compared to the second quarter of 2015. Total loans at September 30, 2015 increased $651.5 million or 67.5%, compared with $964.9 million at September 30, 2014, primarily due to loans acquired in the F&M acquisition as well as organic growth within Allegiance's portfolio.

Average loans increased $93.7 million or 6.3% to $1.57 billion for the quarter ended September 30, 2015 from $1.48 billion for the quarter ended June 30, 2015. Average loans increased $632.2 million or 67.2% for the quarter ended September 30, 2015 from $940.3 million for the same period in 2014.

Deposits increased $31.2 million or 1.9% to $1.66 billion at September 30, 2015 from $1.63 billion at June 30, 2015. Deposits at September 30, 2015 increased $550.8 million or 49.8%, compared with $1.11 billion at September 30, 2014, primarily due to the deposits acquired in the F&M acquisition.

Average deposits increased $28.3 million or 1.8% to $1.63 billion for the quarter ended September 30, 2015 from $1.60 billion for the quarter ended June 30, 2015. Average deposits increased $549.7 million or 50.7% for the quarter ended September 30, 2015 from $1.08 billion for the same period of 2014.

During the third quarter of 2015, Allegiance redeemed all of the preferred stock outstanding pursuant to the U.S. Treasury's Troubled Asset Relief Program inherited in the F&M acquisition for an aggregate redemption price of $11.7 million.

Asset Quality

Nonperforming assets totaled $6.3 million or 0.31% of total assets at September 30, 2015, compared with $6.2 million or 0.32% of total assets at June 30, 2015, and $2.6 million or 0.21% of total assets at September 30, 2014. The allowance for loan losses was 0.69% of total loans at September 30, 2015, 0.66% of total loans at June 30, 2015 and 0.80% of total loans at September 30, 2014.

The provision for loan losses was $1.5 million, or 0.39% of average loans, for the three months ended September 30, 2015, compared with $1.4 million, or 0.39% of average loans, for the three months ended June 30, 2015 and $750 thousand, or 0.32% of average loans, for the three months ended September 30, 2014.

Net charge offs were $638 thousand, or 0.16% of average loans, for the three months ended September 30, 2015, compared with $48 thousand, or 0.01% of average loans, for the three months ended June 30, 2015 and $470 thousand, or 0.20% of average loans, for the three months ended September 30, 2014.

GAAP Reconciliation of Non-GAAP Financial Measures

Allegiance's management uses certain non-GAAP financial measures to evaluate its performance. Specifically, Allegiance reviews tangible book value per common share, return on average tangible common equity and the tangible common equity to tangible assets ratio. Please refer to the GAAP Reconciliation and Management's Explanation of non-GAAP Financial Measures at the end of this Earnings Release for a reconciliation of these non-GAAP financial measures.

Conference Call

As previously announced, Allegiance's management team will host a conference call on Monday, November 2, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss its third quarter 2015 earnings. Individuals and investment professionals may participate in the call by dialing (855) 717-7672. The conference ID number is 64020597.

Alternatively, a simultaneous webcast may be accessed via the Investor Relations section of Allegiance's website at www.allegiancebank.com, under Upcoming Events.

Allegiance Bancshares, Inc.

As of September 30, 2015, Allegiance Bancshares Inc. is a $2.01 billion Houston, Texas based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium-sized businesses and individual customers. Allegiance Bank operates 16 full-service banking locations in the Houston metropolitan area and two full-service banking locations in Central Texas. Visit www.allegiancebank.com for more information.

Forward Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, present expectations, estimates and projections about Allegiance and its subsidiaries. These statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts, although not all forward looking statements include the foregoing. Forward-looking statements include the information concerning Allegiance's future financial performance, business and growth strategy, projected plans and objectives, as well as projections of macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of Allegiance's control, which may cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include but are not limited to whether Allegiance can: continue to develop and maintain new and existing customer and community relationships; successfully implement its growth strategy, including identifying suitable acquisition targets and integrating the businesses of acquired companies and banks; continue to sustain its current internal growth rate; provide quality and competitive products and services that appeal to its customers; continue to have access to debt and equity capital markets; and achieve its performance objectives. These and various other factors are discussed in Allegiance's Final Prospectus dated October 7, 2015, filed pursuant to Rule 424(b)(4) and other reports and statements Allegiance has filed with the SEC. Copies of such filings are available for download free of charge from the Investor Relations section of the website at www.allegiancebank.com, under Financial Information, SEC Filings.

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	2015			2014
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)

Cash and cash equivalents	$ 144,590	$ 138,685	$ 252,558	$ 167,540	$ 159,737
Available for sale securities	154,546	151,662	96,910	84,962	88,914
Total Loans (including loans held for sale)	1,616,416	1,561,657	1,444,732	1,002,054	964,923
Allowance for loan losses	(11,204)	(10,312)	(8,940)	(8,246)	(7,740)
Loans, net	1,605,212	1,551,345	1,435,792	993,808	957,183
Goodwill	39,389	39,389	39,389	11,144	11,144
Core deposit intangibles, net	5,438	5,645	5,852	1,747	1,822
Premises and equipment, net	18,838	18,887	18,510	10,969	11,091
Bank owned life insurance	21,040	20,872	20,699	--	--
Other assets	23,297	18,671	15,176	9,838	8,434
Total assets	$ 2,012,350	$ 1,945,156	$ 1,884,886	$ 1,280,008	$ 1,238,325

Noninterest-bearing deposits	$ 560,773	$ 556,502	$ 554,624	$ 373,795	$ 365,604
Interest-bearing deposits	1,095,775	1,068,822	1,089,095	759,889	740,139
Total deposits	1,656,548	1,625,324	1,643,719	1,133,684	1,105,743
Short-term borrowings	115,000	75,000	--	--	--
Subordinated debentures	9,062	9,032	8,953	--	--
Other borrowed funds	28,069	28,069	28,069	10,069	10,000
Other liabilities	7,628	5,901	5,121	4,477	4,192
Total liabilities	1,816,307	1,743,326	1,685,862	1,148,230	1,119,935
Preferred equity	--	11,550	11,550	--	--
Common equity	196,043	190,280	187,474	131,778	118,390
Stockholders' equity	196,043	201,830	199,024	131,778	118,390
Total liabilities and equity	$ 2,012,350	$ 1,945,156	$ 1,884,886	$ 1,280,008	$ 1,238,325

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended					Year-to-Date
	2015			2014		2015	2014
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	(Dollars in thousands)

INTEREST INCOME:
Loans, including fees	$ 21,627	$ 21,079	$ 20,306	$ 13,534	$ 13,011	$ 63,012	$ 36,709
Securities	975	721	439	450	472	2,135	1,401
Deposits in other financial institutions	43	50	74	68	70	167	243
Total interest income	22,645	21,850	20,819	14,052	13,553	65,314	38,353

INTEREST EXPENSE:
Demand, money market and savings deposits	508	482	456	338	307	1,446	923
Certificates and other time deposits	1,324	1,254	1,200	1,046	1,026	3,778	3,034
Short-term borrowings	47	2	--	--	--	49	--
Subordinated debt	114	162	163	--	--	439	--
Other borrowed funds	245	216	230	78	76	691	151
Total interest expense	2,238	2,116	2,049	1,462	1,409	6,403	4,108
NET INTEREST INCOME	20,407	19,734	18,770	12,590	12,144	58,911	34,245
Provision for loan losses	1,530	1,420	683	500	750	3,633	1,650
Net interest income after provision for loan losses	18,877	18,314	18,087	12,090	11,394	55,278	32,595

NONINTEREST INCOME:
Nonsufficient funds fees	179	168	165	120	118	512	335
Service charges on deposit accounts	163	176	175	112	125	514	378
Gains (losses) on sales of other real estate	1	--	(6)	--	--	(5)	188
Gains on sales of loans	235	--	--	--	--	235	--
Other	623	603	532	449	362	1,758	1,025
Total noninterest income	1,201	947	866	681	605	3,014	1,926

NONINTEREST EXPENSE:
Salaries and employee benefits	8,996	8,481	8,942	5,682	4,994	26,419	14,497
Net occupancy and equipment	1,289	1,274	1,084	847	888	3,647	2,469
Data processing and software amortization	841	827	626	428	397	2,294	1,230
Professional fees	343	397	480	794	973	1,220	1,502
Regulatory assessments and FDIC insurance	296	320	374	211	214	990	636
Core deposit intangibles amortization	208	207	208	74	74	623	222
Depreciation	414	409	367	295	286	1,190	789
Communications	300	358	334	224	154	992	460
Advertising	188	184	138	207	116	510	394
Other	1,026	965	1,033	676	656	3,024	1,822
Total noninterest expense	13,901	13,422	13,586	9,438	8,752	40,909	24,021
INCOME BEFORE INCOME TAXES	6,177	5,839	5,367	3,333	3,247	17,383	10,500
Provision for income taxes	1,957	1,956	1,896	1,033	1,226	5,809	3,795
NET INCOME	4,220	3,883	3,471	2,300	2,021	11,574	6,705
Preferred stock dividends	173	260	126	--	--	559	--

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ 4,047	$ 3,623	$ 3,345	$ 2,300	$ 2,021	$ 11,015	$ 6,705

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended					Year-to-Date
	2015			2014		2015	2014
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	(Dollars and share amounts in thousands)

Net income	$ 4,220	$ 3,883	$ 3,471	$ 2,300	$ 2,021	$ 11,574	$ 6,705

Net income attributable to common stockholders	$ 4,047	$ 3,623	$ 3,345	$ 2,300	$ 2,021	$ 11,015	$ 6,705

Earnings per common share, basic	$ 0.41	$ 0.37	$ 0.34	$ 0.33	$ 0.29	$ 1.12	$ 0.96
Earnings per common share, diluted	$ 0.40	$ 0.36	$ 0.33	$ 0.32	$ 0.28	$ 1.10	$ 0.94

Return on average assets (A)	0.85%	0.84%	0.77%	0.73%	0.64%	0.82%	0.76%
Return on average common equity (A)	8.27%	8.20%	7.56%	7.56%	6.82%	7.75%	7.79%
Return on average tangible common equity (A) (B)	10.77%	10.04%	9.62%	8.46%	7.67%	10.16%	8.79%
Tax equivalent net interest margin (C)	4.61%	4.79%	4.72%	4.37%	4.35%	4.71%	4.30%
Efficiency ratio(D)	65.04%	64.90%	69.19%	71.12%	68.65%	66.31%	66.41%

Liquidity and Capital Ratios
Equity to assets	9.74%	10.38%	10.56%	10.30%	9.56%	9.74%	9.56%
Common equity Tier 1 capital	8.61%	8.68%	8.98%	N/A	N/A	8.61%	N/A
Tier 1 risk-based capital	9.12%	9.88%	10.25%	11.96%	10.85%	9.12%	10.85%
Total risk-based capital	9.75%	10.48%	10.80%	12.80%	11.65%	9.75%	11.65%
Tier 1 leverage capital	8.37%	9.34%	9.22%	9.55%	8.73%	8.37%	8.73%
Tangible common equity to tangible assets(B)	7.69%	7.64%	7.73%	9.38%	8.60%	7.69%	8.60%

Other Data
Shares used in computed earnings per common share
Basic	9,823	9,825	9,823	6,995	6,979	9,823	6,972
Diluted	10,003	10,004	9,999	7,169	7,154	10,001	7,133
Period end shares outstanding	9,823	9,823	9,824	7,477	6,981	9,823	6,981
Book value per common share	$ 19.96	$ 19.37	$ 19.08	$ 17.62	$ 16.96	$ 19.96	$ 16.96
Tangible book value per common share(B)	$ 15.39	$ 14.79	$ 14.48	$ 15.90	$ 15.10	$ 15.39	$ 15.10

(A) Interim periods annualized.
(B) Refer to the calculation of these non-GAAP financial measures and a reconciliation to their most directly comparable GAAP financial measures at the end of this Earnings Release.
(C) Net interest margin represents net interest income divided by average interest-earning assets.
(D) Represents noninterest expense divided by the sum of net interest income plus noninterest income, excluding net gains and losses on the sale of assets and securities. Additionally, taxes and provision for loan losses are not part of this calculation.
Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	September 30, 2015			June 30, 2015			September 30, 2014
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$ 1,572,441	$ 21,627	5.46%	$ 1,478,752	$ 21,079	5.72%	$ 940,284	$ 13,011	5.49%
Securities	162,308	975	2.38%	127,882	721	2.26%	97,079	472	1.93%
Deposits in other financial institutions	53,759	43	0.31%	62,247	50	0.32%	74,935	70	0.37%
Total interest-earning assets	1,788,508	$ 22,645	5.02%	1,668,881	$ 21,850	5.25%	1,112,298	$ 13,553	4.83%
Allowance for loan losses	(10,618)			(9,265)			(7,617)
Noninterest-earning assets	201,952			195,341			110,369
Total assets	$ 1,979,842			$ 1,854,957			$ 1,215,050

Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$ 97,488	$ 40	0.16%	$ 101,029	$ 40	0.16%	$ 69,967	$ 29	0.16%
Money market and savings deposits	432,654	468	0.43%	420,992	442	0.42%	264,720	278	0.42%
Certificates and other time deposits	547,884	1,324	0.96%	548,075	1,254	0.92%	402,088	1,026	1.01%
Short-term borrowings	106,533	47	0.17%	4,451	2	0.16%	--	--	0.00%
Subordinated debt	9,060	114	5.01%	8,981	162	7.23%	--	--	0.00%
Other borrowed funds	28,069	245	3.46%	28,415	216	3.04%	10,000	76	3.00%
Total interest-bearing liabilities	1,221,688	$ 2,238	0.73%	1,111,943	$ 2,116	0.76%	746,775	$ 1,409	0.75%

Noninterest-Bearing liabilities:
Noninterest-bearing demand deposits	555,060			534,688			346,616
Other liabilities	7,292			6,869			4,104
Total liabilities	1,784,040			1,653,500			1,097,495
Stockholders' equity	195,802			201,457			117,555
Total liabilities and stockholders' equity	$ 1,979,842			$ 1,854,957			$ 1,215,050

Net interest rate spread			4.29%			4.49%			4.08%

Net interest income and margin		$ 20,407	4.53%		$ 19,734	4.74%		$ 12,144	4.33%

Net interest income and margin (tax equivalent)		$ 20,770	4.61%		$ 19,923	4.79%		$ 12,207	4.35%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Year-to-Date
	September 30, 2015			September 30, 2014
	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
	(Dollars in thousands)
Assets
Interest-Earning Assets:
Loans	$ 1,489,690	$ 63,012	5.66%	$ 895,774	$ 36,709	5.48%
Securities	127,863	2,135	2.23%	92,034	1,401	2.04%
Deposits in other financial institutions	72,182	167	0.31%	82,765	243	0.39%
Total interest-earning assets	1,689,735	$ 65,314	5.17%	1,070,573	$ 38,353	4.79%
Allowance for loan losses	(9,466)			(7,037)
Noninterest-earning assets	210,039			109,543
Total assets	$ 1,890,308			$ 1,173,079

Liabilities and Stockholders' Equity
Interest-Bearing Liabilities:
Interest-bearing demand deposits	$ 101,636	$ 120	0.16%	$ 65,588	$ 105	0.21%
Money market and savings deposits	419,814	1,326	0.42%	253,725	818	0.43%
Certificates and other time deposits	548,411	3,778	0.92%	407,718	3,034	0.99%
Short-term borrowings	37,384	49	0.17%	--	--	0.00%
Subordinated debt	8,981	439	6.54%	--	--	0.00%
Other borrowed funds	28,069	691	3.29%	6,844	151	2.94%
Total interest-bearing liabilities	1,144,295	$ 6,403	0.75%	733,875	$ 4,108	0.75%

Noninterest-Bearing liabilities:
Noninterest-bearing demand deposits	540,499			320,897
Other liabilities	7,153			3,278
Total liabilities	1,691,947			1,058,050
Stockholders' equity	198,361			115,029
Total liabilities and stockholders' equity	$ 1,890,308			$ 1,173,079

Net interest rate spread			4.42%			4.04%

Net interest income and margin		$ 58,911	4.66%		$ 34,245	4.28%

Net interest income and margin (tax equivalent)		$ 59,533	4.71%		$ 34,399	4.30%

Allegiance Bancshares, Inc.
Financial Highlights
(Unaudited)

	Three Months Ended
	2015			2014
	September 30	June 30	March 31	December 31	September 30
	(Dollars in thousands)
Period-end Loan Portfolio:
Loans held for sale	$ 27,004	$ 25,629	$ 33,409	$ --	$ --

Commercial and industrial	367,341	346,703	325,598	242,034	212,648
Mortgage warehouse	65,928	81,255	36,912	28,329	29,456
Real Estate:
Commercial real estate (including multi-family residential)	710,857	678,979	640,391	429,986	432,787
Commercial real estate construction and land development	151,369	140,437	135,760	85,484	86,647
1-4 family residential (including home equity)	185,473	178,635	174,070	135,127	126,477
Residential construction	95,212	94,167	86,412	72,402	67,852
Consumer and other	13,232	15,852	12,180	8,692	9,056
Total loans	$ 1,616,416	$ 1,561,657	$ 1,444,732	$ 1,002,054	$ 964,923

Asset Quality:
Nonaccrual loans	$ 6,185	$ 5,722	$ 6,852	$ 3,184	$ 2,616
Accruing loans 90 or more days past due	--	--	--	--	--
Total nonperforming loans	6,185	5,722	6,852	3,184	2,616
Other real estate	--	21	--	--	--
Other repossessed assets	131	491	--	--	--
Total nonperforming assets	$ 6,316	$ 6,234	$ 6,852	$ 3,184	$ 2,616

Net charge-offs (recoveries)	$ 638	$ 48	$ (11)	$ (7)	$ 473

Nonaccrual loans:
Loans held for sale	$ 498	$ 1,130	$ 782	$ --	$ --
Commercial and industrial	3,477	3,186	4,204	1,527	1,666
Warehouse lending	--	--	--	--	--
Real Estate:
Commercial real estate (including multi-family residential)	1,783	974	1,293	1,653	945
Commercial real estate construction and land development	--	--	246	--	--
1-4 family residential (including home equity)	341	343	296	--	--
Residential construction	--	--	--	--	--
Consumer and other	86	89	31	4	5
Total nonaccrual loans	$ 6,185	$ 5,722	$ 6,852	$ 3,184	$ 2,616

Asset Quality Ratios:
Nonperforming assets to total assets	0.31%	0.32%	0.36%	0.25%	0.21%
Nonperforming loans to total loans	0.38%	0.37%	0.47%	0.32%	0.27%
Allowance for loan losses to nonperforming loans	181.15%	180.22%	130.47%	258.98%	295.89%
Allowance for loan losses to total loans	0.69%	0.66%	0.62%	0.82%	0.80%
Provision for loan losses to average loans (annualized)	0.39%	0.39%	0.20%	0.20%	0.32%
Net charge-offs to average loans (annualized)	0.16%	0.01%	0.00%	0.00%	0.20%

Allegiance Bancshares, Inc.
GAAP Reconciliation and Management's Explanation of Non-GAAP Financial Measures
(Unaudited)

Allegiance's management uses certain non−GAAP (generally accepted accounting principles) financial measures to evaluate its performance. Specifically, Allegiance reviews tangible book value per common share, return on average tangible common equity and the tangible common equity to tangible assets ratio for internal planning and forecasting purposes. Allegiance has included in this Earnings Release information relating to these non-GAAP financial measures for the applicable periods presented. Allegiance believes these non-GAAP financial measures provide information useful to management and investors that is supplementary to our financial condition and results of operations computed in accordance with GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which Allegiance calculates the non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

	Three Months Ended					Year-to-Date
	2015			2014		2015	2014
	September 30	June 30	March 31	December 31	September 30	September 30	September 30
	(Dollars and share amounts in thousands)

Total Stockholders' equity	$ 196,043	$ 201,830	$ 199,024	$ 131,778	$ 118,390	$ 196,043	$ 118,390
Less: Goodwill and core deposit intangibles, net	44,827	45,034	45,241	12,891	12,966	44,827	12,966
Tangible stockholders' equity	$ 151,216	$ 156,796	$ 153,783	$ 118,887	$ 105,424	$ 151,216	$ 105,424

Less: Preferred Stock	--	11,550	11,550	--	--	--	--
Tangible common stockholders' equity	$ 151,216	$ 145,246	$ 142,233	$ 118,887	$ 105,424	$ 151,216	$ 105,424

Shares outstanding at end of period	9,823	9,823	9,824	7,477	6,981	9,823	6,981

Tangible book value per common share	$ 15.39	$ 14.79	$ 14.48	$ 15.90	$ 15.10	$ 15.39	$ 15.10

Net income attributable to common stockholders	$ 4,047	$ 3,623	$ 3,345	$ 2,300	$ 2,021	$ 11,015	$ 6,705

Average common stockholders equity	194,045	189,907	186,294	120,706	117,555	190,111	115,029
Less: Average goodwill and core deposit intangibles, net	44,929	45,150	45,260	12,927	13,005	45,112	13,034
Average tangible common stockholders' equity	$ 149,116	$ 144,757	$ 141,034	$ 107,779	$ 104,550	$ 144,999	$ 101,995

Return on average tangible common equity	10.77%	10.04%	9.62%	8.46%	7.67%	10.16%	8.79%

Total assets	$ 2,012,350	$ 1,945,156	$ 1,884,886	$ 1,280,008	$ 1,238,325	$ 2,012,350	$ 1,238,325
Less: Goodwill and core deposit intangibles, net	44,827	45,034	45,241	12,891	12,966	44,827	12,966
Tangible assets	$ 1,967,523	$ 1,900,122	$ 1,839,645	$ 1,267,117	$ 1,225,359	$ 1,967,523	$ 1,225,359

Tangible common equity to tangible assets	7.69%	7.64%	7.73%	9.38%	8.60%	7.69%	8.60%
CONTACT: Allegiance Bancshares, Inc.
         ir@allegiancebank.com